PROMISSORY NOTE	EXHIBIT 4.2

$_________	_______________, 2012

FOR VALUE RECEIVED, the undersigned, INVENT Ventures, Inc., a Nevada corporation (the “Payor”), hereby promises to pay to the order of ___________(the “Payee”), $__________, payable on the earlier of (a) the first anniversary of the date hereof, or (b) receipt of no less than $2,000,000 in funding from any private placement of equity securities (“Qualified Equity Financing”), together with any accrued and unpaid interest thereon. Such payment (including any prepayment) shall be applied, first, to accrued and unpaid interest and, then, to unpaid principal. Additionally, the Payor promises to pay interest upon the unpaid principal amount hereof at a rate of 7% per annum. If after six months from the date hereof no Qualified Equity Financing has occurred, then the Payor promises to pay interest upon the unpaid principal amount hereof at a rate of 12% per annum. Payor promises to pay such interest in immediately available funds on the first business day of each calendar month until the entire principal amount hereof has been paid in full; provided, that after any Default (defined below) has occurred and is continuing, interest shall be payable on demand. The first interest payment will be due on February 1, 2013 and will be based on a funding date of December 24, 2012.

1.    The Payor may prepay all or any portion of this Note at any time and from time to time, without premium or penalty.

2.    If any payment hereunder falls due on a day which is not a Business Day (which shall mean any day other than a Saturday or Sunday on which commercial banks are generally open for business in Santa Monica, California), the due date for such payment shall be extended to the next Business Day (and additional interest shall accrue for the period of such extension).

3.    Each of the following shall constitute a “Default” under this Note:

(a)	failure by the Payor to pay when due any principal of or interest on this Note and continuance of such failure for ten (10) Business Days after the Payor has received notice thereof from the Payee;

(b)	the Payor shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due; or the Payor shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Payor or for a substantial part of its property and is not discharged or dismissed within sixty (60) days; any bankruptcy, reorganization, liquidation or similar case or proceeding shall be commenced by or against the Payor and, if such case or proceeding is commenced against the Payor, it continues for sixty (60) days undismissed; or the Payor shall take any action to authorize, or in furtherance of, any of the foregoing.

4.    If any Default described in Section 3(b) above occurs, all obligations of the Payor under this Note shall become immediately due and payable. If any other Default occurs and is continuing, the Payee may declare all obligations of the Payor under this Note to be immediately due and payable, whereupon all such obligations shall become immediately due and payable without demand, notice or presentment of any kind.

5.    If any amount payable hereunder is not paid when due (by acceleration or otherwise), the Payor shall pay all costs and expenses (including, without limitation, attorneys’ fees and court costs) incurred by the Payee in connection with collection of such amount and the enforcement of its rights hereunder (whether or not any lawsuit is ever filed).

6.    TO THE MAXIMUM EXTENT PERMITTED BY LAWS THE PAYOR WAIVES ALL RIGHTS TO TRIAL BY JURY OF ANY SUITS, CLAIMS, COUNTERCLAIMS AND ACTIONS OF ANY KIND ARISING UNDER OR RELATING TO THIS NOTE. THE PAYOR ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENTS TO THE OTHER THAT THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY. THE PAYOR AGREES THAT ALL SUCH SUITS, CLAIMS, COUNTERCLAIMS AND ACTIONS SHALL BE TRIED BEFORE A JUDGE OF A COURT OF COMPETENT JURISDICTION, WITHOUT A JURY.

7.    The rights and privileges of the Payee hereunder shall inure to the benefit of its successors and assigns.

8.    This Note shall be governed by the laws (as opposed to the conflict of laws) of the State of California.

INVENT VENTURES, INC.

By:
Name:
Title:

By:
Name:
Title: